                              ENDORSEMENT TO NOTE A

                                     DATED

                              AS OF AUGUST 23, 1996

     Pursuant to that certain Amendment No. 1 to Amended and Restated Loan Restructuring Agreement dated as of the date hereof (the "Amendment") by and among New Energy Company of Indiana Limited Partnership (the "Partnership"), New Energy Corporation of Indiana, an Indiana corporation and General Partner of the Partnership (the "General Partner") and The United States of America, acting by and through the Secretary of Energy (the "Secretary"), the Secretary has agreed to the terms provided in the Amendment to the Amended and Restated Loan Restructuring Agreement dated as of December 23, 1991, by and among the Partnership, the General Partner and the Secretary (the "Loan Agreement" and, together with the Amendment, herein called the "Agreement"), on the condition that, inter alia, (i) the Partnership may borrow from the Great American
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Insurance Company, or one of its affiliates (the "GAIC") up to $10,000,000
(the "GAIC Loan") and from the General Partner $500,000 and (ii) the aggregate amount of any Note A principal and interest payments not paid be added to the outstanding principal amount of Note B by way of this endorsement; provided, however, in the event that the Partnership has not repaid the GAIC Loan by December 31, 1996, the Secretary will allow the unpaid principal and interest payments on Note A to be added to the outstanding principal amount of Note B for a further twelve (12) months and be due and payable under the terms of Note B.

     Terms used herein but not otherwise defined herein shall have the same meaning ascribed to them in the Agreement.

     This Endorsement to Note A shall be deemed to be a contract made under the federal laws of the United States and for all purposes shall be governed by and construed in accordance with the federal laws of the United States.

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     IN WITNESS WHEREOF, the Partnership has caused this Endorsement to Note A to be duly executed and delivered by a Responsible Officer of its General Partner thereunto duly authorized as of the 23rd day of August, 1996.

                                      NEW ENERGY COMPANY OF INDIANA
                                      LIMITED PARTNERSHIP, an Indiana
                                      limited partnership

                                      By its General Partner

                                          NEW ENERGY CORPORATION OF
                                          INDIANA, an Indiana
                                          corporation

                                           By:  /s/ Larry W. Singleton
                                                -----------------------------
                                           Its:  President

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